EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 033-59853 and 333-121104 on Form S-8 of our report dated June 15, 2023, relating to the financial statements and supplemental schedule of Northrop Grumman Savings Plan, appearing in this Annual Report on Form 11-K of Northrop Grumman Savings Plan for the year ended December 31, 2022.

/s/ DELOITTE & TOUCHE LLP
McLean, Virginia
June 15, 2023